EXHIBIT 99

	INDIRECT HOLDINGS HELD IN THE NAME OF:	NUMBER OF SHARES HELD AFTER TRANSACTIONS

#1	Carl H. Lindner III For the Second Amended & Restated Carl H. Lindner III Family Trust dated 3-11-94.	3,240,549

#2	Martha S. Lindner (Spouse), Trustee For the Second Amended & Restated Martha S. Lindner Family Trust dated 3-11-94.	19,826

#3	Martha S. Lindner (Spouse).	-0-

#4	Allocated to the Reporting Person's account in the Issuer's Retirement and Savings Plan ("401(k) Plan"), based on a 401(k) Plan statement dated as of 12/31/01.	1,470.98

#5	Keith E. Lindner, Trustee under an Irrevocable Trust Indenture with Carl H. Lindner III dated 11-1-82.	509,873

#6	Keith E. Lindner, Trustee under an Irrevocable Trust Indenture with Carl H. Lindner III dated 7-1-83.	81,219

#7	Keith E. Lindner, Trustee under an Irrevocable Trust Indenture with Carl H. Lindner III and Martha S. Lindner dated 10-23-84.	-0-

#8	Keith E. Lindner, Trustee under an Irrevocable Trust Indenture with Carl H. Lindner III and Martha S. Lindner dated 10-23-84.	19,847

#9	Keith E. Lindner, Trustee under an Irrevocable Trust Indenture with Carl H. Lindner III and Martha S. Lindner dated 8-23-85.	19,847

#10	Keith E. Lindner, Trustee under an Irrevocable Trust Indenture with Carl H. Lindner III and Martha S. Lindner dated 9-26-89.	19,847

#11	Carl H. Lindner III Trustee of the Carl H. Lindner III 1997-1 Qualified Annuity Trust dated January 16, 1997.	922,074

#12	CHL Investments, LLC, a limited liability company directly or indirectly wholly-owned by the Reporting Person.	1,000,000

#13	Blake B. Lindner.	19,847

On 7/14/2003, Indirect #11 transferred 161,511 shares of Common Stock to Indirect #1.

On 10/6/2003, Indirect #11 transferred 168,518 shares of Common Stock to Indirect #1.